                                                                   EXHIBIT 10.37


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                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                               TICKETS.COM, INC.,


                           ADVANTIX ACQUISITION CORP.


                                       AND


                             LASERGATE SYSTEMS, INC

                                   DATED AS OF

                                  JUNE 21, 1999





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

                                TABLE OF CONTENTS


ARTICLE I
DEFINITIONS
   Section 1.1  Definitions..................................................................1

ARTICLE II
THE MERGER
   Section 2.1  Effective Time of the Merger.................................................5
   Section 2.2  Closing......................................................................5
   Section 2.3  Effects of the Merger........................................................5
   Section 2.4  Directors and Officers of the Surviving Corporation..........................5

ARTICLE III
EXCHANGE OF SECURITIES
   Section 3.1  Exchange of Capital Stock....................................................5
           (a)  Exchange of LSi Common Stock.................................................7
           (b)  LSi Preferred Stock..........................................................7
           (c)  Cancellation of LSi Common Stock.............................................7
   Section 3.2  Stock Options and Warrants...................................................5
   Section 3.3  Exchange of Certificates.....................................................5
           (a)  Exchange Agent...............................................................9
           (b)  Exchange Procedures..........................................................9
           (c)  No Further Ownership Rights in LSi Common Stock.............................10
           (d)  Termination of Exchange Fund................................................10
           (e)  No Liability................................................................10
           (f)  Dissenting Shares...........................................................10
   Section 3.4  Certain Adjustments..........................................................5

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF LSI
   Section 4.1  Organization.................................................................5
   Section 4.2  Capitalization...............................................................5
   Section 4.3  Authority....................................................................5
   Section 4.4  Consents and Approvals; No Violations........................................5
   Section 4.5  SEC Reports and Financial Statements........................................13
   Section 4.6  Absence of Certain Changes...................................................5
   Section 4.7  No Undisclosed Liabilities..................................................14
   Section 4.8  Employee Benefit Plans......................................................14
   Section 4.9  Other Benefit Plans.........................................................17
   Section 4.10 litigation..................................................................17
   Section 4.11 Compliance with Applicable Law...............................................5
   Section 4.12 Opinion of Financial Advisor................................................18
   Section 4.13 Board Action, Vote Required.................................................18



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

   Section 4.14  Tax Returns and Audits......................................................5
   Section 4.15  Material Contracts.........................................................19
   Section 4.16  Insurance..................................................................19
   Section 4.17  Subsidiaries...............................................................20
   Section 4.18  Real Property..............................................................20
   Section 4.19  Environmental and Employee Safety Matters..................................20
   Section 4.20  Intellectual Property......................................................21
   Section 4.21  Tangible Personal Property.................................................21
   Section 4.22  Employees and Independent Contractors......................................22

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF TICKETS.COM AND THE COMPANY
   Section 5.1   Organization...............................................................22
   Section 5.2   Authority..................................................................22
   Section 5.3   Consents and Approvals; No Violations......................................23
   Section 5.4   Financial Statements.......................................................23

ARTICLE VI
COVENANTS
   Section 6.1   Covenants of LSi...........................................................23
           (a)   Ordinary Course............................................................23
           (b)   Dividends; Changes in Stock................................................24
           (c)   Issuance of Securities.....................................................24
           (d)   Governing Documents........................................................24
           (e)   No Solicitation............................................................24
           (f)   No Acquisitions............................................................25
           (g)   No Dispositions............................................................25
           (h)   Indebtedness and Leases....................................................25
           (i)   Other Actions..............................................................25
           (j)   Advise of Changes; Filings.................................................25
           (k)   Additional Matters.........................................................26
           (l)   Certain Resignations and Appointments......................................26
           (m)   Required Filings...........................................................26

ARTICLE VII
ADDITIONAL AGREEMENTS
   Section 7.1   Board Approval, Fairness Opinion, Shareholder Approval and
                 Proxy Statement............................................................27
   Section 7.2   Access to Information......................................................28
   Section 7.3   Legal Conditions to Merger.................................................28
   Section 7.4   Expenses...................................................................29
   Section 7.5   Brokers or Finders.........................................................29
   Section 7.6   Additional Agreements; Reasonable Best Efforts.............................29
   Section 7.7   Public Announcements.......................................................30



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
   Section 7.8   Indemnification; Directors' and Officers' Liability Insurance..............30
   Section 7.9   Confidentiality/Non-Disclosure; Non-Solicitation...........................30
   Section 7.10  Loan to LSi................................................................31

ARTICLE VIII
CONDITIONS
   Section 8.1   Conditions to Each Party's Obligation To Effect the Merger.................31
           (a)   Shareholder Approval.......................................................31
           (b)   Other Approvals............................................................31
           (c)   No Injunctions or Restraints...............................................32
   Section 8.2   Conditions to Obligations of Tickets.com...................................32
           (a)   Representations and Warranties.............................................32
           (b)   Performance of Obligations of LSi..........................................32
           (c)   No Amendments to Resolutions...............................................32
           (d)   Consents Under LSi Obligations.............................................32
   Section 8.3   Conditions to Obligations of LSi...........................................32
           (a)   Representations and Warranties.............................................33
           (b)   Performance of Obligations of Tickets.com..................................33

ARTICLE IX
TERMINATION AND AMENDMENT
   Section 9.1   Termination................................................................33
   Section 9.2   Amendment..................................................................35
   Section 9.3   Extension; Waiver..........................................................35
   Section 9.4   Fees and Expenses Upon Termination.........................................35
           (a)   Termination Fees...........................................................35

ARTICLE X
MISCELLANEOUS
   Section 10.1  Nonsurvival of Representations, Warranties, and Agreements.  ..............36
   Section 10.2  Notices....................................................................36
   Section 10.3  Interpretation.............................................................37
   Section 10.4  Counterparts...............................................................37
   Section 10.5  Entire Agreement; No Third Party Beneficiaries; Rights of
                   Ownership................................................................37
   Section 10.6  Governing Law..............................................................38
   Section 10.7  No Remedy in Certain Circumstances.........................................38
   Section 10.8  Assignment.................................................................38


                                    EXHIBITS

Exhibit 4.9           Consulting Agreement
Exhibit 7.10(i)       Promissory Note



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Exhibit 7.10(ii)   Security Agreement

                                 SCHEDULES

Schedule 4.1       Organization
Schedule 4.5 Outstanding Accounts Receivable, Accounts Payable and other Liabilities
Schedule 4.6       LSi Certain Changes
Schedule 4.7       LSi Undisclosed Liabilities
Schedule 4.8       LSi Employee Benefit Plans
Schedule 4.9       Other LSi Benefit Plans
Schedule 4.10      LSi Litigation
Schedule 4.14      LSi Tax Returns and Audits
Schedule 4.15      LSi Material Contracts
Schedule 4.16      LSi Insurance
Schedule 4.17      LSi Subsidiaries
Schedule 4.20      LSi Intellectual Property
Schedule 4.21      LSi Tangible Personal Property
Schedule 4.22      LSi Employees and Independent Contractors
Schedule 6.1(a)    Ordinary Course of Business



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

                          AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of June 21, 1999, by and among Tickets.com, Inc., a Delaware corporation ("Tickets.com"), Advantix Acquisition Corp. (the "Company") and Lasergate Systems, Inc., a Florida corporation ("LSi").

                                   BACKGROUND

        The boards of directors of Tickets.com and LSi deem it advisable and in the best interests of their respective shareholders to consummate, and have approved, the business combination transaction provided for in this Agreement, in which the Company will merge with and into LSi and will become a wholly-owned subsidiary of Tickets.com (the "Merger"). Accordingly, in consideration of the mutual representations, warranties, covenants, and agreements set forth below, the parties to this Agreement agree as follows:

                                      TERMS

                                    ARTICLE I
                                   DEFINITIONS

        Section 1.1 Definitions. When used in this Agreement, the following terms shall have the meanings specified below, which apply to both the singular and the plural forms of such terms:

               "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, codes, amounts paid in settlement, or Liabilities.

               "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

               "Agreement" has the meaning set forth in the preface of this Agreement.

               "Articles of Merger" has the meaning set forth in Section 2.1.

               "Cash Consideration" has the meaning set forth in Section 3.1(a).

               "Certificates" has the meaning set forth in Section 3.3(b).

               "Closing" has the meaning set forth in Section 2.2.



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               "Closing Date" has the meaning set forth in Section 2.2.

               "Code" means the Internal Revenue Code of 1986, as amended.

               "Company" has the meaning set forth in the preface of this Agreement.

               "Confidential Information" means any information concerning the operations, businesses and affairs of any of the parties to this Agreement, as the context may require, that is not already generally available to the public. Without limiting the foregoing, "Confidential Information" shall include marketing and sales information, customer and account lists and pricing information, internal forecasts and projections, employee information and information relating to any confidential process, technique or procedure, any trade secrets and the names, addresses, or other information relating to any customer or supplier.

               "Constituent Corporations" has the meaning set forth in Section 2.3.

               "Current Policy" has the meaning set forth in Section 7.8.

               "Dissenting Shares" has the meaning set forth in Section 3.1(a).

               "D & O Insurance" has the meaning set forth in Section 7.8.

               "Effective Time" has the meaning set forth in Section 2.1.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

               "Exchange Act" means the Securities Exchange Act of 1934, as amended.

               "Exchange Agent" has the meaning set forth in Section 3.3(a).

               "Exchange Fund" has the meaning set forth in Section 3.3(a).

               "FBCA" means the Florida Business Corporation Act, as amended.

               "Finder's Fees" has the meaning set forth in Section 7.5.

               "Governmental Entity" has the meaning set forth in Section 4.4.

               "Indemnified Property" has the meaning set forth in Section 7.8.

               "Intellectual Property" means all (a) patents, patent applications, patent disclosures, and improvements thereto, (b) trademarks, service marks,



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trade dress, logos, trade names, and corporate names and registrations and applications for registration thereof, (c) copyrights, whether or not registered, copyright registrations and applications for copyright registration, and works of authorship, including operating manuals, (d) computer software, data, and documentation, (e) trade secrets and confidential business information, including ideas, formulae, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer, employee, and supplier lists and information, (f) other proprietary rights, and (g) copies and tangible embodiments thereof (in whatever form or medium).

               "IRS" means the United States Internal Revenue Service.

               "Knowledge" with respect to an entity means to the knowledge of its executive officers.

               "Liabilities" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

               "LSi" has the meaning set forth in the preface of this Agreement.

               "LSi Benefit Plans" has the meaning set forth in Section 4.8(a).

               "LSi Common Stock" means the shares of common stock, par value $0.03 per share, of LSi.

               "LSi ERISA Affiliate" has the meaning set forth in Section
4.8(a).

               "LSi Financial Statements" has the meaning set forth in Section 4.5.

               "LSi Permits" has the meaning set forth in Section 4.11.

               "LSi Preferred Stock" means the shares of Series G preferred stock of LSi.

               "LSi SEC Documents" has the meaning set forth in Section 4.5.

               "LSi Shareholders" means the holders of shares of LSi Common
Stock.

               "LSi Stock Option Plan" means the 1994 Stock Option Plan of LSi.



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               "LSi Subsidiaries" means all of the Subsidiaries of LSi.

               "Material Adverse Effect" means such event, change, or effect is materially adverse to the properties, assets (including intangible assets), liabilities (including contingent liabilities), or businesses of such entity and its Subsidiaries taken as a whole.

               "Merger" has the meaning set forth in the background section of this Agreement.

               "Most Recent LSi SEC Documents" means the Form 10-KSB for the period ending December 31, 1997 the Schedule 14A filed January 30, 1998 and the Form 10-QSB filed on November 16, 1998.

               "Option Consideration" has the meaning set forth in Section
3.2(c).

               "Options" means any outstanding option validly issued pursuant to the LSi Stock Option Plan or otherwise.

               "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

               "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

               "Public Warrants" means any outstanding warrants issued pursuant to the Warrant Agreement between LSi and American Securities Transfer, Inc., dated October 25, 1994.

               "RBB" means RBB Bank, AG.

               "SEC" means the United States Securities and Exchange Commission.

               "Securities Act" means the Securities Act of 1933, as amended.

               "Shareholders' Meeting" has the meaning set forth in Section 7.1(b).

               "Subsidiary" means, with respect to any party, any corporation, or other organization, whether incorporated or unincorporated, of which (a) such party or any other Subsidiary of such party is a general partner (excluding partnerships whose general partnership interests held by such party or any Subsidiary of such party do not have a majority of the voting interest in such



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

partnership) or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.

               "Surviving Corporation" has the meaning set forth in Section 2.3.

               "Takeover Proposal" means any tender or exchange offer, proposal for a merger, consolidation, or other business combination involving LSi or any of its Subsidiaries taken as a whole, or any proposal or offer to acquire in any manner the entire or more than a 20% equity interest in, or all of, or more than 20% of, the assets of LSi, one of the or any of its Subsidiaries taken as a whole; other than the transactions contemplated by this Agreement or transactions in the Ordinary Cause of Business of LSi.

               "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

               "Terminating Tickets.com Breach" has the meaning set forth in
Section 9.1(f).

               "Terminating LSi Breach" has the meaning set forth in Section 9.1(g).

               "Termination Fee" has the meaning set forth in Section 9.4(a).

               "Tickets.com" has the meaning set forth in the preface of this Agreement.

               "Underwriter's Warrants" means any outstanding warrants issued pursuant to the Underwriter's Warrant Agreement between LSi and Sterling Foster & Co. Corporation.

               "Voting Debt" has the meaning set forth in Section 4.2.

               "Warrant Consideration" has the meaning set forth in Section 3.2(d).



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

                                   ARTICLE II
                                   THE MERGER

        Section 2.1 Effective Time of the Merger. Subject to the provisions of this Agreement, articles of merger (the "Articles of Merger") shall be duly prepared, executed, and acknowledged by the Company and LSi as required and will be delivered to the Secretary of State of Florida for filing, in accordance with the FBCA as soon as practicable on or after the Closing. The Merger will become effective at such time as is provided in the Articles of Merger (the "Effective Time").


        Section 2.2 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place as soon as practicable after the satisfaction or waiver of all of the conditions to the Merger (the "Closing Date"), at the offices of Holland & Knight LLP, 400 North Ashley Drive, Suite 2300, Tampa, Florida 33602, unless another date or place is agreed to in writing by the parties.


        Section 2.3 Effects of the Merger.

               (a) At and after the Effective Time (i) LSi will continue as the surviving corporation of the Merger (the "Surviving Corporation"); (ii) the separate existence of the Company will cease and the Company will be merged with and into LSi (the Company and LSi are sometimes referred to in this Agreement as the "Constituent Corporations"); (iii) the Merger will have all of the effects provided by the Articles of Merger and applicable law; (iv) the articles of incorporation of the Company in effect immediately before the Effective Time shall be the articles of incorporation of the Surviving Corporation, with the exception that the name of the Surviving Corporation shall become Lasergate Systems, Inc.; and (v) the bylaws of the Company as in effect immediately before the Effective Time shall be the bylaws of the Surviving Corporation.

               (b) At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities, and franchises, of a public as well as of a private nature, and be subject to all the restrictions, disabilities, and duties, of each of the Constituent Corporations; and all the singular rights, privileges, immunities, and franchises of each of the Constituent Corporations, and all property, real, personal, and mixed, and all debts due to either of the Constituent Corporations on whatever account, including subscriptions to shares and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations, shall be taken and deemed to be transferred to and vested in the Surviving Corporation, and all property, rights, privileges, powers, and franchises, and all and every other



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

interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, Liabilities, and duties of the Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts and Liabilities had been incurred by it.

        Section 2.4 Directors and Officers of the Surviving Corporation. The board of directors of the Surviving Corporation shall have three members, all of whom will be chosen by Tickets.com, until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation's articles of incorporation and bylaws. The officers of LSi at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly appointed and qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation's articles of incorporation and bylaws.


                                   ARTICLE III
                             EXCHANGE OF SECURITIES

        Section 3.1 Exchange of Capital Stock. As of the Effective Time, by virtue of the Merger and without any further action on the part of the Constituent Corporations or the holders of any shares of capital stock of the Constituent Corporations:

               (a) Exchange of LSi Common Stock. At the Effective Time, the holders of each issued and outstanding share of LSi Common Stock (other than shares to be cancelled pursuant to Section 3.1(c) and excluding shares owned by holders who have properly exercised their rights of appraisal within the meaning of the FBCA (the "Dissenting Shares")), shall be entitled to receive $0.10 for each share of LSi Common Stock (the "Cash Consideration").

               (b) LSi Preferred Stock. At the Effective Time, the holders of each issued and outstanding share of LSi Preferred Stock (other than shares to be cancelled pursuant to Section 3.1(c) and excluding shares owned by holders who have properly exercised their rights of appraisal within the meaning of the
FBCA) shall remain outstanding.

               (c) Cancellation of LSi Common Stock. Each share of LSi Common Stock and LSi Preferred Stock that is owned by LSi as treasury stock and each share of LSi Common Stock and LSi Preferred Stock owned by



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

Tickets.com, or any other wholly-owned Subsidiary of Tickets.com, shall be cancelled and retired and shall cease to exist, and no other consideration shall be delivered in exchange therefor. All shares of LSi Common Stock, when converted pursuant to this Section 3.1, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Cash Consideration in consideration therefor upon the surrender of such certificate pursuant to
Section 3.3.

        Section 3.2 Stock Options and Warrants.

               (a) LSi will (i) terminate the LSi Stock Option Plan and any other option plan immediately before the Effective Time, without prejudice to the rights of the holders of the outstanding Options issued pursuant to the LSi Stock Option Plan, (ii) grant no additional Options after the date of this Agreement under the LSi Option Plan, and (iii) grant no other Options, warrants, rights, convertible securities or other agreements or commitments pursuant to which LSi is required to issue any shares of its capital stock or any securities convertible into or exchangeable for its capital stock.

               (b) LSi will, at or before the Closing, cancel and cause the surrender of all outstanding Options, regardless of whether the Options are then exercisable.

               (c) In settlement of the surrender and cancellation of each Option, each holder of an Option that is exercisable at the Effective Time will be entitled to receive an amount in cash (the "Option Consideration"), without interest, equal to the product of (i)(A) the Cash Consideration, minus (B) the exercise price per share of the LSi Common Stock under the Option, multiplied by
(ii) the number of shares of the LSi Common Stock covered by such Option; provided, however, that LSi shall withhold any applicable federal and state withholding Taxes. All Options shall be surrendered and cancelled at the Closing and, upon such surrender and cancellation, Tickets.com will instruct the Exchange Agent (as defined below) to promptly pay the Option Consideration on the business day following the Closing. On or prior to the Closing, LSi shall use its commercially reasonable efforts to take all actions (including, without limitation, commercially reasonable efforts to obtain the necessary consents from each holder of an Option) required to effect the matters set forth in this
Section 3.2, and to the surrender and cancellation of all of such holder's Options and those necessary to effect the surrender, cancellation and settlement of Options pursuant to this Section 3.2. In the event that the Cash Consideration is less than or equal to the exercise price of the Option, the holders will receive no Option Consideration or any other Cash Consideration. The effect of the Merger shall be to terminate all Options prior to the Effective Time.



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

               (d) (i) At the Effective Time, the holders of each issued and outstanding Public Warrant shall be entitled to receive an amount in cash (the "Warrant Consideration"), without interest, equal to the product of (i)(A) the Cash Consideration, minus (B) the exercise price of each Public Warrant, multiplied by (ii) the number of shares of the LSi Common Stock covered by such Public Warrant; provided, however LSi shall withhold any applicable federal and state withholding Taxes. In the event that the Cash Consideration is less than or equal to the exercise price of the Public Warrant, the holders will receive no Warrant Consideration or any other Cash Consideration. The effect of the Merger shall be to terminate all Warrants prior to the Effective Time.

                      (ii) At the Effective Time, each issued and outstanding Underwriter's Warrant shall remain outstanding.

        Section 3.3 Exchange of Certificates.

               (a) Exchange Agent. At the Effective Time, Tickets.com shall deposit with Imperial Bank or such other bank or trust company designated by Tickets.com and reasonably acceptable to LSi (the "Exchange Agent"), for the benefit of the holders of shares of LSi Common Stock, Options and Public Warrants, to the extent applicable, for exchange in accordance with this Article III, through the Exchange Agent, cash in exchange for outstanding shares of LSi Common Stock, Options and Public Warrants payable pursuant to Sections 3.1 and
3.2 (the "Exchange Fund"). On or prior to the Closing, Tickets.com, LSi and the Exchange Agent shall enter into an exchange agreement in form and substance reasonably acceptable to each of them reflecting the terms of this Article III.

               (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Tickets.com will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately before the Effective Time represented outstanding shares of LSi Common Stock (the "Certificates") whose shares were converted pursuant to Section 3.1 into the right to receive the Cash Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates or affidavits of loss in lieu thereof), to the Exchange Agent and shall be in such form and have such other provisions as Tickets.com and LSi may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Cash Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive the Cash Consideration in exchange therefor, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of LSi Common Stock that is not registered in the transfer records of LSi, the Cash Consideration may be issued to a transferee if the Certificate representing such LSi Common Stock is



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

presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 3.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Cash Consideration upon such surrender as contemplated by this Section 3.3.

               (c) No Further Ownership Rights in LSi Common Stock. The Cash Consideration issued upon the surrender for exchange of shares of LSi Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of LSi Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of LSi Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article
III. All rights of holders of Options and Public Warrants shall be terminated at the Effective Time, subject to the rights, if any, of the holders thereof to receive only the Cash Consideration set forth in Section 3.2 of this Agreement, if any.

               (d) Termination of Exchange Fund. Any part of the Exchange Fund that remains undistributed to the holders of LSi Common Stock, Options or Public Warrants for one year after the Effective Time shall be delivered to Tickets.com, upon demand, and any holders of LSi Common Stock, Options or Public Warrants who by such time have not complied with this Article III shall thereafter look only to Tickets.com for payment of the Cash Consideration, Option Consideration and Warrant Consideration.

               (e) No Liability. Neither Tickets.com, the Company nor LSi shall be liable to any holder of shares of LSi Common Stock, Options or Public Warrants for the Cash Consideration delivered to a public official pursuant to any applicable abandoned property, escheat, or similar law.

               (f) Dissenting Shares. Any Dissenting Shares shall be converted into the right to receive from the Surviving Corporation such cash consideration as may be determined to be due with respect to each such Dissenting Share pursuant to Section 607.1302 of the FBCA; provided, however, that shares of LSi Common Stock or LSi Preferred Stock that are Dissenting Shares at the Effective Time of the Merger and are held by a holder who shall, after the Effective Time of the Merger, withdraw his demand for appraisal or lose his right of appraisal as provided in the Section 607.1302 of the FBCA, shall be deemed to be converted, as of the Effective Time of the Merger, into the right to receive the Cash Consideration (or retain the LSi Preferred Stock, as the case may be) in accordance with the procedures specified in the other provisions of this Article
III. LSi will give Tickets.com (i)
prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Section 607.1302 of the FBCA received by LSi and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Section 607.1302 of the FBCA. LSi will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Tickets.com, settle or offer to settle any such demands. It is understood and agreed that the obligation to make any payment under Section 607.1302 of the FBCA shall be a joint obligation of Tickets.com and the Surviving Corporation.

        Section 3.4 Certain Adjustments. If between the date of this Agreement and the Effective Time, the outstanding shares of LSi Common Stock are changed into a different number of shares by reason of any reorganization, reclassification, recapitalization, split-up, combination, or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Cash Consideration shall be adjusted accordingly to provide to the holders of LSi Common Stock, Options or Public Warrants the same economic effect as contemplated by this Agreement prior to such reclassification, reorganization, recapitalization, split-up, combination, exchange, or dividend.

                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF LSI

        LSi represents and warrants to Tickets.com and the Company as follows:

        Section 4.1 Organization. Except as set forth in Schedule 4.1, each of LSi and the LSi Subsidiaries is: (a) a corporation duly organized, validly existing and with active status or in good standing under the laws of their respective jurisdictions of incorporation and (b) has all the requisite corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing, and in good standing or to have such power, authority, and governmental approvals would not have a Material Adverse Effect on LSi. Each of LSi and the LSi Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and be in good standing would not in the aggregate have a Material Adverse Effect on LSi. Schedule 4.1 lists the dates of all board and shareholder resolutions since January 1, 1998 and LSi has provided to Tickets.com copies of all resolutions listed in Schedule 4.1. There are no other resolutions other than those listed on Schedule 4.1.

        Section 4.2 Capitalization. As of the date of this Agreement, the authorized capital stock of LSi consists of (a) 20,000,000 shares of LSi

Common Stock of which, as of May 31, 1998, 15,299,393 shares were issued and outstanding, and (b) 2,000,000 shares of LSi Preferred Stock, of which, as of May 31, 1998, 5,700 shares were issued and outstanding. As of the date of this Agreement, 58,333 shares of LSi Common Stock were reserved for issuance upon exercise of outstanding Options pursuant to the LSi Stock Option Plan, and 1,800,000 shares were reserved for issuance in connection with outstanding Public Warrants and Underwriter's Warrants. The exercise price of all outstanding Public Warrants is $5.50 per share and the exercise prices of outstanding Options range from $.10 to $5.50 per share. All of the outstanding shares of LSi capital stock are, duly authorized, validly issued, fully paid and nonassessable, and free of any preemptive rights. No bonds, debentures, notes, or other indebtedness having the right to vote (or convertible into securities having the right to vote) ("Voting Debt") of LSi are issued or outstanding. Except as described above, there are no existing options, warrants, calls, subscriptions, or other rights, agreements, or commitments of any character relating to the issued or unissued capital stock or Voting Debt of LSi, or obligating LSi to issue, transfer, or sell or cause to be issued, transferred, or sold any shares of capital stock or Voting Debt of, or other equity interests in, LSi, or securities convertible into or exchangeable for such shares or equity interests or obligating LSi to grant, extend, or enter into any such option, warrant, call, subscription or other right, agreement, or commitment. As of the date of this Agreement, there are no outstanding contractual obligations of LSi to repurchase, redeem, or otherwise acquire any shares of capital stock of LSi.

        Section 4.3 Authority. LSi has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of LSi Common Stock). The execution, delivery, and performance of this Agreement and the consummation of the Merger and of the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of LSi and no other corporate proceedings on the part of LSi are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of LSi Common Stock). This Agreement has been duly executed and delivered by LSi and, assuming this Agreement constitutes a valid and binding obligation of Tickets.com, constitutes a valid and binding obligation of LSi enforceable against LSi in accordance with its terms, subject to bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights or relating to general equity principles.

        Section 4.4 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents, and approvals as may be required under, and other applicable requirements of the Exchange Act, the Securities Act, the FBCA, the laws of other states in which LSi is qualified to do or is doing business and state takeover laws, and foreign laws, neither the execution, delivery, or performance of this Agreement by LSi nor the consummation by LSi of the transactions contemplated by this Agreement, nor compliance by LSi with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the articles of incorporation or the bylaws of LSi;
(b) require any filing with, or authorization, consent, permit, or approval of, any court, arbitral tribunal, administrative agency or commission, or other governmental or other regulatory authority or agency (a "Governmental Entity"), except where the failure to obtain such authorizations, consents, permits, or approvals or to make such filings, would not have a Material Adverse Effect on LSi; (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, lease, license, contract, option, warrant, agreement, or other instrument or obligation to which LSi is a party or by which it or its properties or assets may be bound; or (d) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to LSi, or its properties or assets, except as they relate to (c) or
(d), for violations, breaches, or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on LSi.

        Section 4.5 SEC Reports and Financial Statements. LSi has filed with the SEC, and has made available to Tickets.com true and complete copies of, all forms, reports, schedules, statements, and other documents required to be filed by it since October, 1994, under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, and including any such documents filed subsequent to the date of this Agreement, collectively, the "LSi SEC Documents"). The LSi SEC Documents, including without limitation any financial statements and schedules included in such documents, at the time filed (the "LSi Financial Statements") (subject to and taking into account any and all amendments filed thereto, as of, or prior to, the date of this Agreement), (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements in such documents, in light of the circumstances under which they were made, not misleading; and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC. The LSi Financial Statements included in the LSi SEC Documents (subject to and taking into account any and all amendments filed as of or prior to the date of this Agreement) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect to such documents, have been prepared from and in accordance with the books and records of LSi in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes to the LSi Financial Statements or, in the case of the unaudited statements, as permitted by the accounting rules applicable to reports on Form 10-Q or Form 10-QSB under the Exchange Act) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of LSi as of the dates of the LSi Financial Statements and the consolidated results of their operations and cash flows for the periods then ended. Additionally, the December 31, 1998 unaudited balance sheet of LSi provided to Tickets.com is true and correct in all material respects as of such date and LSi has set forth in Schedule 4.5 a list of all outstanding accounts receivable, accounts payable and other liabilities (including accrued expenses) as of May 31, 1999. In addition, Schedule 4.5 lists all monies owed to each of Jacqueline E. Soechtig, Cliff Soechtig, Frank W. Swacker and John J. Chluski.

        Section 4.6 Absence of Certain Changes. Except as disclosed in the Most Recent LSi SEC Documents or in Schedule 4.6, there have been no events, changes, or effects having, individually or in the aggregate, a Material Adverse Effect on LSi (including, without limitation, any threatened or actual loss of customers), which would have a Material Adverse Effect on LSi.

        Section 4.7 No Undisclosed Liabilities. Except as and to the extent set forth in the Most Recent LSi SEC Documents and except as set forth in Schedule 4.7, LSi has no material Liabilities that were not reflected on the LSi Financial Statements (including the notes thereto), except for Liabilities that arose in the Ordinary Course of Business since December 31, 1998.

        Section 4.8 Employee Benefit Plans.

               (a) Schedule 4.8 sets forth a complete and accurate list of each pension, retirement, profit sharing, deferred compensation, stock option, stock purchase, bonus, medical, welfare, disability, severance or termination pay, insurance or incentive plan, and each other employee benefit plan, program, agreement or arrangement, whether funded or unfunded, sponsored, maintained or contributed to or required to be contributed to by LSi or any of the LSi Subsidiaries or by any trade or business, whether or not incorporated, that together with LSi would be deemed a "single employer" within the meaning of
Section 4001 of ERISA (an "LSi ERISA Affiliate"), for the benefit of any employee or terminated employee of LSi or any LSi ERISA Affiliate (the "LSi Benefit Plans").

               (b) Neither LSi nor any LSi ERISA Affiliate participates currently or has ever participated in, or is required currently or has ever been required to contribute to or otherwise participate in any "multi-employer plan," as defined in Sections 3(37)(A) and 4001(a)(3) of ERISA and Section 414(f) of the Code.

               (c) Complete and accurate copies of each of the LSi Benefit Plans and related trusts have been furnished to Tickets.com. To the extent not yet furnished to Tickets.com, there shall be furnished to Tickets.com within five days of the date of this Agreement, with respect to each of the LSi Benefit Plans, the most recent financial statement and the most recent actuarial report prepared with respect to any of such LSi Benefit Plans that is funded, the most recent IRS determination letter, the most recent Summary Plan Description and the most recent Annual Report together with a statement setting forth any such material documents which cannot be furnished, and any such documents furnished and the nature of the documents which cannot be furnished shall be reasonably satisfactory to Tickets.com.

               (d) With respect to each LSi Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code, a determination letter from the IRS has been received to the effect that LSi Benefit Plan is qualified under Section 401 of the Code and any trust maintained pursuant to such plan is exempt from federal income taxation under Section 501 of the Code, and nothing has occurred or will occur through the Effective Time (including, without limitation, the transactions contemplated by this Agreement) which would cause the loss of such qualification or exemption or the imposition of any material penalty or tax liability.

               (e) All contributions required by each LSi Benefit Plan or by law with respect to all periods through the Effective Time shall have been made by such date (or provided for by LSi by adequate reserves on the LSi Financial Statements) and no excise or other taxes have been incurred or are due and owing with respect to LSi Benefit Plan because of any failure to comply with the minimum funding standards of ERISA and the Code.

               (f) No "accumulated funding deficiency", as defined in Section 302 of ERISA, has been incurred with respect to any LSi Benefit Plan, whether or not waived.

               (g) No "reportable event" of the type set forth in Section 4043 of ERISA has occurred and is continuing with respect to any LSi Benefit Plan.

               (h) There are no material violations of ERISA or the Code with respect to the filing of applicable reports, documents, and notices regarding any LSi Benefit Plan with the Secretary of Labor, Secretary of the Treasury, or the Pension Benefit Guaranty Corporation or furnishing such documents to participants or beneficiaries, as the case may be.

               (i) No claim, lawsuit, arbitration, or other action has been threatened, asserted, or instituted against any LSi Benefit Plan, any trustee or fiduciaries of such plan, LSi, or any of the assets of any trust maintained under any LSi Benefit Plan, which would have a Material Adverse Effect on LSi.

               (j) All amendments required to bring any LSi Benefit Plan into conformity in all material aspects with any of the applicable provisions of ERISA and the Code have been duly adopted and filed with the appropriate agency as required.

               (k) Any bonding required with respect to any LSi ERISA Plan in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

               (l) Each LSi Benefit Plan has been operated and administered in accordance with its terms in all material respects and the material terms and the provisions of ERISA and the Code (including rules and regulations thereunder) applicable thereto and in practice is tax qualified under Sections 401(a) and 501 of the Code.

               (m) All required material information filings for each LSi Benefit Plan have been timely filed, including, without limitation, all Form 5500 filings.

               (n) LSi has not incurred nor reasonably expects to incur, any material liability to the Pension Benefit Guaranty Corporation.

               (o) No "prohibited transaction," as such term is defined in
Section 4975 of the Code and Section 406 of ERISA, has occurred with respect to any LSi Benefit Plan (and the transactions contemplated by this Agreement will not constitute or directly or indirectly result in such a "prohibited transaction") which could subject LSi or its successors, or any officer, director or employee of any of the foregoing, or any trustee, administrator or other fiduciary, to a material tax or penalty on prohibited transactions imposed by either Section 502 of ERISA or Section 4975 of the Code.

               (p) No LSi Benefit Plan is under audit by the IRS or the Department of Labor.

               (q) The present value, determined on a termination basis, of all accrued benefits, vested and unvested, under each LSi Benefit Plan, determined using the actuarial valuation assumptions and methods (including interest rates) contained in the most recent actuarial report for such LSi Benefit Plan, does not exceed the assets thereof allocable to such benefits.

               (r) No welfare benefit plan (within the meaning of Section 3(1) of ERISA) provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985 or by Sections 601 through 608 of ERISA, or Sections 162 and 4980B of the Code at the expense of the participant or the beneficiary of the participant.

               (s) LSi does not currently maintain or contribute to any severance pay plan.

               (t) No individual shall accrue or receive any additional benefits, service, or accelerated rights to payment of benefits under any LSi Benefit Plan as a result of the actions contemplated by this Agreement.

               (u) LSi has complied with all of the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, Sections 601 through 608 of ERISA, and Sections 162 and 4980B of the Code.

        Section 4.9 Other Benefit Plans. Except as: (a) disclosed in the Most Recent LSi SEC Documents or in Schedule 4.9, and (b) provided for in this Agreement, as of the date of this Agreement, LSi is not a party to any oral or written (i) consulting agreement not terminable on 60 days or less notice; (ii) union or collective bargaining agreement; (iii) agreement with any executive officer or other key employee of LSi providing for contingent benefits or the alteration of terms, based upon the occurrence of a transaction involving LSi of the nature contemplated by this Agreement, or agreement concerning any executive officer of LSi providing any term of employment or compensation guarantee extending for a period longer than one year and for the payment of in excess of $50,000 per year (except for an Employment Agreement with Jacqueline E. Soechtig, dated March 7, 1995 and consulting agreements with Frank W. Swacker and John J. Chluski in the form attached to this Agreement as Exhibit 4.9); or
(iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan, or stock purchase plan, providing for increased benefits or the accelerated vesting of the benefits by the occurrence of any of the transactions contemplated by this Agreement, or the calculation of the value of any of the benefits on the basis of any of the transactions contemplated by this Agreement.

        Section 4.10 Litigation. Except as disclosed in the Most Recent LSi SEC Documents or Schedule 4.10, there is no suit, claim, action, proceeding, or investigation pending or, to the Knowledge of LSi, threatened against LSi before any Governmental Entity that, individually or in the aggregate, is likely to have a Material Adverse Effect on LSi or would prevent LSi from consummating the transactions contemplated by the Agreement. Except as disclosed in the Most Recent LSi SEC Documents, LSi is not subject to any outstanding order, writ, injunction, or decree that, insofar as can be reasonably foreseen, individually or in the aggregate, in the future would have a Material Adverse Effect on LSi or would prevent LSi from consummating the transactions contemplated by this Agreement.

        Section 4.11 Compliance with Applicable Law. Each of LSi and the LSi Subsidiaries hold all permits, licenses, variances, exemptions, orders, and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "LSi Permits"), except where the failure to hold such permits, licenses, variances, exemptions, orders, and approvals would not, individually or in the aggregate, have a Material Adverse Effect on LSi. Each of LSi and the LSi Subsidiaries is in material compliance with the terms of LSi Permits except where the failure to hold such permits, licenses, variances, exemptions, orders, and approvals would not, individually or in the aggregate, have a Material Adverse Effect on LSi. Except as disclosed in the LSi SEC Documents filed prior to the date of this Agreement, the businesses of each of LSi and the LSi Subsidiaries is in material compliance with all laws, ordinances, and regulations of any Governmental Entity, except where a failure to comply would not have a Material Adverse Effect on LSi. No investigation or review by any Governmental Entity with respect to LSi or any of the LSi Subsidiaries is pending or, to the Knowledge of LSi, threatened, nor has any Governmental Entity indicated in writing an intention to conduct any investigation or review, which investigation or review could have a Material Adverse Effect on LSi.

        Section 4.12 Opinion of Financial Advisor. LSi has received the opinion of Raymond James & Associates, Inc., to the effect that, as of such date, the consideration to be received in the Merger by the LSi Shareholders is fair to such shareholders from a financial point of view. Subject to approval by Raymond James & Associates, Inc., a copy of the opinion will be delivered to Tickets.com within five days of the date of this Agreement.

        Section 4.13  Board Action, Vote Required.

               (a) As of the date of this Agreement and subject to the last sentence of Section 6.1(e), the board of directors of LSi has determined that the transactions contemplated by this Agreement are in the best interests of LSi and the LSi Shareholders and has resolved to recommend to such shareholders that they vote in favor of such transactions.

               (b) The affirmative vote of a majority of the LSi Shareholders is the only vote of the holders of any class or series of LSi's securities necessary to approve this Agreement and the transactions contemplated by this Agreement.

        Section 4.14 Tax Returns and Audits. Except as set forth in Schedule 4.14, each of LSi and the LSi Subsidiaries has duly filed all federal, state, local, and foreign Tax returns required to be filed by it, has correctly and fully reflected the taxable income required to be shown thereon, and to the Knowledge of LSi has duly paid or made adequate provision for the payment of all Taxes, including state income and payroll and sales Taxes, that have been incurred or are due and payable pursuant to such returns or pursuant to any assessment with respect to Taxes in such jurisdictions, whether or not in connection with such returns. There are no circumstances or pending questions relating to potential Tax Liabilities or claims asserted for Taxes or assessments of LSi or any of the LSi Subsidiaries that, if adversely determined, could result in a Tax Liability that would have a Material Adverse Effect on LSi for any period prior to, including, or beginning after the Closing or on LSi's present practices in computing or reporting Taxes excluding any claims that might arise from the transactions contemplated by this Agreement. LSi is not subject to, and has no Knowledge of, a pending or a threatened (in writing) local, state or federal Tax audit or inquiry.

        Section 4.15 Material Contracts. Schedule 4.15 lists all material contracts, agreements, licenses and written arrangements to which LSi or any of the LSi Subsidiaries is a party or by which any of their assets are bound, required to be filed with the SEC. To the Knowledge of LSi and the LSi Subsidiaries, no party to any contract listed on the LSi's SEC Documents plans to terminate any such contract with either entity or the Surviving Corporation, the termination of which would have a Material Adverse Effect on LSi and the LSi Subsidiaries taken as a whole or the Surviving Corporation and its Subsidiaries taken as a whole. With respect to each such written arrangement: (i) the written arrangement is legal, valid, binding, enforceable against LSi, and in full force and effect, assuming the other parties thereto have duly executed and delivered such arrangements and had the necessary power and authority to enter into such written arrangements when executed and delivered; (ii) the written arrangement will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing, subject to bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights or to general equity principles, and in full force and effect, assuming, if applicable, that required consents to assignment are obtained; (iii) to LSi's Knowledge, no party is in material breach or default, and no event has occurred that with notice or lapse of time or both would constitute a material breach or default, or permit termination, modification, or acceleration under the written arrangement; and
(iv) to LSi's Knowledge, no party has repudiated any provision of the written arrangement.

        Section 4.16 Insurance. Except as set forth in Schedule 4.16, LSi has customary insurance coverages for companies of its size in its industry (including liability, property, business risk, employee health, group life, director/officer liability, and bond insurance and surety arrangements), currently in effect, to which LSi is a party, a named insured, or otherwise the beneficiary of coverage. With respect to each insurance policy currently in effect: (a) the policy is legal, valid, binding, and enforceable and in full force and effect, assuming the other parties thereto have duly executed and delivered such policy and had the necessary power and authority to enter into such policy when executed and delivered; (b) the policy will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms until the Closing, except to the extent terminated in the Ordinary Course of

Business; (c) LSi is not in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time or both, would constitute such a material breach or default or permit termination, modification, or acceleration under the policy; and (d) to LSi's Knowledge, no party to the policy has repudiated any provision thereof. LSi has not received any notification of a reservation of rights from any of its insurers regarding any open material claim.

        Section 4.17 Subsidiaries. Except as set forth in the LSi SEC Documents or in Schedule 4.17, LSi has no Subsidiaries. LSi owns all of the outstanding securities of all of its Subsidiaries.

        Section 4.18 Real Property. LSi owns no real property. The LSi SEC Documents list all parcels of real property leased by LSi. With respect to each parcel of leased real property, the lease or sublease is legal, valid, binding, and enforceable, subject to bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights or to general equity principles, and in full force and effect. To LSi's knowledge, all leased facilities have received all approvals of Governmental Entities (including licenses and permits) required in connection with the occupancy or operation thereof, except for any approval, the failure of which to obtain, individually or in the aggregate, would not have a Material Adverse Effect on LSi.

        Section 4.19 Environmental and Employee Safety Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on LSi or the LSi Subsidiaries, to the Knowledge of LSi, each of LSi and the LSi Subsidiaries has complied with all laws (including rules and regulations thereunder) of all federal, state, local, and foreign governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against any of them alleging any failure to comply with any such law or regulation. To the Knowledge of LSi, LSi and the LSi Subsidiaries have no Liability, and there is no basis for such Liability, under any law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agencies thereof), concerning release or threatened release of hazardous substances or pollution or protection of the environment.

        Section 4.20  Intellectual Property

               (a) Except as set forth in Schedule 4.20, to the Knowledge of LSi, LSi owns or has the right to use all Intellectual Property necessary for the operation of its business and those of the LSi Subsidiaries as presently conducted. All such Intellectual Property will be owned or available for use by the Surviving Corporation on identical terms and conditions immediately on and after the Closing, subject to the filing of customary assignments with the United States Patent and Trademark Office. LSi has taken all reasonable actions to protect each such item of Intellectual Property.

               (b) Except as set forth in Schedule 4.20, to the Knowledge of LSi, neither LSi nor any of the LSi Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise violated in any material respect any Intellectual Property rights of third parties, and, there is no pending charge, complaint, claim, or notice alleging any such material interference, infringement, misappropriation, or violation. To the Knowledge of LSi, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any of its Intellectual Property rights.

        Section 4.21  Tangible Personal Property

               (a) LSi or one of the LSi Subsidiaries owns or leases all tangible personal property (including, without limitation, furniture, fixtures, equipment, and supplies) necessary for the conduct in all material respects of the business of LSi and the LSi Subsidiaries as presently conducted.

               (b) Except as set forth in the LSi Financial Statements or in
Schedule 4.21, LSi is the sole lawful and beneficial owner of its tangible personal property set forth in the LSi Financial Statements as of December 31, 1997 to the date of this Agreement, free and clear of all liens and encumbrances, except for (i) liens for current Taxes not yet due or payable;
(ii) liens imposed by law and incurred in the Ordinary Course of Business for obligations not yet due to landlords carriers, warehousemen, laborers and materialmen; and (iii) liens in respect of pledges or deposits under worker's compensation laws, and LSi or one of the LSi Subsidiaries has good and marketable title to all such property subject to such liens and encumbrances.

               (c) The tangible personal property of LSi is in serviceable condition, reasonable wear and tear excepted, and the value attributed to it in the LSi Financial Statements represents an amount not in excess of the purchase price, less reasonable depreciation, of such property.

        Section 4.22 Employees and Independent Contractors Except as set forth in Schedule 4.22, to the Knowledge of LSi, no employee or group of employees or independent contractors plans to terminate employment with either entity or the Surviving Corporation, which termination would have a Material Adverse Effect on LSi.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                         OF TICKETS.COM AND THE COMPANY

        Tickets.com and the Company represent and warrant to LSi as follows:

        Section 5.1 Organization. Each of Tickets.com and the Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction and has all requisite corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as now being conducted except where the failure to be so organized, existing, and in good standing or to have such power, authority, and governmental approvals would not have a Material Adverse Effect on Tickets.com. Each of Tickets.com and the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased, or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and be in good standing would not in the aggregate have a Material Adverse Effect on Tickets.com.

        Section 5.2 Authority. Each of Tickets.com and the Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. In addition, Tickets.com currently has the financial resources to consummate the Merger. The execution, delivery, and performance of this Agreement, and the consummation of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action on the part of Tickets.com and the Company and no other corporate proceedings on the part of Tickets.com or the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by Tickets.com and the Company, and, assuming this Agreement constitutes a valid and binding obligation of LSi, constitutes a valid and binding obligation of each of Tickets.com and the Company, enforceable against it in accordance with its terms.

        Section 5.3 Consents and Approvals; No Violations. Except for filings, authorizations, consents, permits, and approvals as may be required under, and other applicable requirements of the Exchange Act, the Securities Act and the FBCA, the laws of other states in which Tickets.com or the Company is qualified to do or is doing business and state takeover laws, neither the execution, delivery, or performance of this Agreement by Tickets.com or the Company, nor the consummation by Tickets.com or the Company of the transactions contemplated by this Agreement, nor compliance by Tickets.com or the Company with any of the provisions of this Agreement, will (a) conflict with or result in any breach of any provision of the respective certificates of incorporation, or bylaws of Tickets.com or the Company; (b) require any filing with, or authorization, consent, permit, or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents, or approvals or to make such filings would not have a Material Adverse Effect on Tickets.com); (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement, or other instrument or obligation to which Tickets.com or the Company is a party or by which any of them or any of their properties or assets may be bound; or (d) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to Tickets.com or the Company, or any of its properties or assets, except as they relate to (c) and (d), for violations, breaches, or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Tickets.com.

        Section 5.4 Financial Statements. Tickets.com has delivered to LSi its unaudited balance sheet dated December 31, 1998. This balance sheet complies with generally accepted accounting principles for the period covered thereby and
(a) presents fairly the financial condition of Tickets.com as of such date, and
(b) is correct and complete, and is consistent with the books and records of Tickets.com.

                                   ARTICLE VI
                                    COVENANTS

        Section 6.1 Covenants of LSi. During the period from the date of this Agreement and continuing until the Effective Time (except as expressly contemplated or permitted by this Agreement, or to the extent that Tickets.com shall otherwise consent in writing):

               (a) Ordinary Course. Except as set forth in Schedule 6.1(a), each of LSi and the LSi Subsidiaries shall carry on its business in the usual, regular, and ordinary course in substantially the same manner as conducted prior to the date of this Agreement and shall use all commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and employees, and preserve its relationships with customers and others having business dealings with them to the end that their goodwill and ongoing business shall not be impaired in any material respect at the Effective Time. Provided, however, all payments or commitments requiring future payments in excess of an aggregate of $5,000 in any week shall be approved in writing by the President of LSi. LSi shall not commence any proceedings under any federal or state bankruptcy, insolvency, or related law.

               (b) Dividends; Changes in Stock. LSi shall not, nor shall LSi propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock except for dividends by a wholly-owned Subsidiary; (ii) split, combine, or reclassify any of its capital stock; or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock; or (iii) repurchase, redeem, or otherwise acquire any shares of its capital stock.

               (c) Issuance of Securities. LSi shall not, issue, deliver, or sell, or authorize or propose the issuance, delivery, or sale of, any shares of its capital stock of any class, any Voting Debt, or any securities convertible into, or any rights, warrants, calls, subscriptions, or options to acquire, any such shares, Voting Debt or convertible securities, other than the issuance of shares of LSi Common Stock, upon the exercise of Options issued, awarded, or granted or made prior to the date of this Agreement pursuant to the LSi Stock Option Plan, except for the conversion of the LSi Preferred Stock.

               (d) Governing Documents. LSi shall not amend or propose to amend its articles of incorporation or its bylaws, except as contemplated by this Agreement. LSi shall deliver to Tickets.com complete and accurate copies of resolutions of the board of directors of LSi approving the consummation of the Merger and the transactions contemplated by this Agreement prior to the execution of this Agreement.

               (e) No Solicitation. LSi shall not, nor shall it authorize or permit any of its officers, directors, or employees or any investment banker, financial advisor, attorney, accountant, or other representative retained by it or any of the LSi Subsidiaries to, solicit, initiate, or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal, or agree to or endorse any Takeover Proposal. LSi shall immediately advise Tickets.com orally and as soon as practicable in writing of any such inquiries or proposals, including all relevant details. Notwithstanding the foregoing, LSi shall not be obligated to take any of the actions set forth in this Section 6.1(e) or otherwise in this Agreement (other than as set forth in the immediately preceding sentence or otherwise in this Agreement), or refrain from taking any of the actions set forth in this Section 6.1(e) or otherwise in this Agreement, if the board of directors of LSi, acting upon advice of counsel determines that such actions or inactions would be contrary to their legal or fiduciary obligations as directors of LSi and Tickets.com is notified promptly of such action.

               (f) No Acquisitions. LSi shall not, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or substantial portion of the assets of, or by any manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire any assets not in the Ordinary Course of Business. Without limiting the generality of the foregoing, LSi shall not, nor shall it permit any of its Subsidiaries to (i) make any capital expenditures in excess of $5,000 unless such expenditure shall have been approved by the President of LSi; (ii) make any venture capital investment; or
(iii) open any additional facilities.

               (g) No Dispositions. Other than (i) as may be required by law to consummate the transactions contemplated by this Agreement or (ii) in the Ordinary Course of Business, neither LSi nor any of the LSi Subsidiaries shall sell, lease, license, encumber, or otherwise dispose of, or agree to sell, lease, license, encumber, or otherwise dispose of, any of its material assets.

               (h) Indebtedness and Leases. Except in the Ordinary Course of Business, neither LSi nor any of the LSi Subsidiaries shall incur any material indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities, warrants, or rights to acquire any debt securities of itself or any of its Subsidiaries, guarantee any debt securities of others, or prepay any material indebtedness. LSi shall not, nor shall it permit any of the LSi Subsidiaries to, enter into any leases other than in the Ordinary Course of Business.

               (i) Other Actions. Except in the Ordinary Course of Business, notwithstanding the fact that such action might otherwise be permitted pursuant to this Section 6.1, but subject to the last sentence of Section 6.1(e), LSi shall not, nor shall LSi permit any of the LSi Subsidiaries to, take any action that would result in any of its representations and warranties set forth in this Agreement being untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied.

               (j) Advise of Changes; Filings. Subject to applicable law, LSi shall confer with reasonable frequency with Tickets.com, report on operational matters, and promptly advise Tickets.com orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, would have, a Material Adverse Effect on LSi. Each party shall promptly provide the other (or its counsel) copies of all filings made by such party with any federal, state, or foreign Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement and all SEC and other material filings made by such party under any federal, state or foreign governmental entity.

               (k) Additional Matters. The period from the date of this Agreement and continuing until the Effective Time, LSi agrees that it will not, without the prior written consent of Tickets.com which will not be unreasonably withheld or delayed, (i) enter into, adopt, amend (except as may be required by law), or terminate any LSi Benefit Plan, or any agreement, arrangement, plan, or policy between LSi and one or more of its directors or officers; (ii) increase in any manner the compensation or fringe benefits of any director, officer, or employee; (iii) pay any benefit not required by any plan or arrangement as in effect as of the date of this Agreement (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, or performance units); or (iv) enter into any contract, agreement, commitment, or arrangement to do any of the foregoing other than any amendments required to be made to any LSi Benefit Plan in order to maintain LSi's qualified status under applicable law.

               (l) Certain Resignations and Appointments. Immediately after the execution of this Agreement, (i) individuals designated by RBB shall be appointed to fill vacancies on the board of directors of LSi, and immediately thereafter, Jacqueline E. Soechtig, Frank W. Swacker and John J. Chluski shall resign from the board of directors; (ii) LSi shall accept the election of Jacqueline E. Soechtig to terminate her employment pursuant to her Employment Agreement; (iii) LSi shall receive and accept the resignations of Alfred P. Jones as Secretary of LSi, James H. Moore, Jr. as Assistant Secretary of LSi and Cliff Soechtig as an employee and officer of LSi; and (iv) the LSi board of directors shall appoint David A. Riley as President, Chief Executive Officer and Secretary of LSi.

               (m) Required Filings. LSi shall make all required periodic filings with the SEC as soon as practicable but no later than the Closing Date, including without limitation the Form 10-KSB for the period ending December 31, 1998, the Form 10-QSB for the period ending March 31, 1999 and all other required filings. None of these filings will contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements in such documents, in light of the circumstances under which they were made, not misleading and shall comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC.


                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

        Section 7.1 Board Approval, Fairness Opinion, Shareholder Approval and Proxy Statement.

               (a) LSi approves of and consents to the Merger and represents that the board of directors of LSi, at a meeting duly called and held, duly adopted resolutions approving this Agreement and the Merger, determining that the terms of the Merger are fair to, and in the best interest of the LSi Shareholders and recommending that the LSi Shareholders accept the Merger and approve and adopt this Agreement and the Merger. LSi represents that its board of directors has received the opinion of Raymond James & Associates, Inc. dated as of June 21, 1999, that the proposed Cash Consideration to be received by the LSi Shareholders pursuant to the Merger is fair to such holders from a financial point of view, and a complete and correct signed copy of such opinion will be delivered by LSi to Tickets.com within five days of the date of this Agreement.

               (b) LSi will, at Tickets.com's request, as soon as practicable following execution of this Agreement, duly call, give notice of, and convene and hold a meeting of the LSi Shareholders (the "Shareholders' Meeting") for the purpose of obtaining the requisite approval of the LSi Shareholders with respect to the Merger. LSi will, through its board of directors, recommend to the LSi Shareholders that they vote in favor of, or otherwise consent to, the approval of this Agreement, the Merger and the transactions contemplated by this Agreement subject to Section 6.1(e). Without limiting the generality of the foregoing, LSi agrees that its obligations pursuant to the first sentence of this Section 7.1(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to LSi of any Takeover Proposal or
(ii) the withdrawal or modification by the board of directors of LSi of its approval or recommendation of this Agreement or the Merger.

               (c) LSi will, at Tickets.com's request, as soon as reasonably practicable following execution of this Agreement prepare and file a preliminary proxy statement with the SEC and will use its commercially reasonable efforts to respond to any comments of the SEC or its staff and to cause the proxy statement to be mailed to the LSi Shareholders as promptly as practicable after responding to all such comments to the satisfaction of the staff of the SEC. Tickets.com and its counsel shall be given reasonable opportunity to review and comment upon the proxy statement prior to its filing with the SEC or dissemination to the LSi Shareholders. LSi will notify Tickets.com promptly of the receipt of any written comments from the SEC or its staff and of any requests by the SEC or its staff for amendments or supplements to the proxy statement or for additional information and will supply Tickets.com with copies of all correspondence between LSi or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the proxy statement or the Merger. Each of LSi and Tickets.com agrees promptly to correct any information provided by it for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and LSi further agrees to take all steps necessary to amend or supplement the proxy statement and to cause the proxy statement as so amended or supplemented to be filed with the SEC and disseminated to the LSi Shareholders, in each case as and to the extent required by applicable federal securities laws. If at any time prior to the Shareholders' Meeting there shall occur any event that should be set forth in an amendment or supplement to the proxy statement, LSi will promptly prepare and mail to the LSi

Shareholders such an amendment or supplement. LSi will not mail any proxy statement, or any amendment or supplement thereto, to which Tickets.com reasonably objects.

               (d) Tickets.com agrees to cause all shares of LSi Common Stock owned by Tickets.com or any Subsidiary of Tickets.com to be voted in favor of the approval of the Merger. Tickets.com has a contract with RBB whereby RBB has agreed to vote all of its shares of LSi Common Stock in favor of the Merger.

        Section 7.2 Access to Information. Subject to Section 7.9, upon reasonable notice and during normal business hours and applicable law, LSi shall afford to the officers, employees, accountants, counsel, and all other authorized representatives of Tickets.com, reasonable access during the period before the Effective Time, to all its properties, books, contracts, commitments, records, management employees, accountants, and counsel. During the period before the Effective Time, each of LSi and Tickets.com shall (and shall cause each of the LSi Subsidiaries to) furnish promptly to Tickets.com a copy of each report, schedule, registration statement, and other document filed or received by it during such period pursuant to the requirements of federal securities laws. LSi shall furnish promptly to Tickets.com all other information concerning its business, properties, and personnel, and access for discussions with such of its management and other personnel, as Tickets.com may reasonably request.

        Section 7.3 Legal Conditions to Merger. LSi, Tickets.com and the Company each will take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Merger (which actions shall include furnishing all information required in connection with approvals of or filings with any other Governmental Entity), and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. LSi, Tickets.com and the Company will each cause their Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order, or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by Tickets.com, the Company LSi, or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

        Section 7.4 Expenses. Except as set forth in Section 9.4, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, and, in connection therewith, each of Tickets.com and LSi shall pay, with its own funds and not with funds provided by the other party, any and all property or transfer taxes imposed on such party.

        Section 7.5 Brokers or Finders. Each of Tickets.com and LSi represents, as to itself, its Subsidiaries, and its Affiliates, that no agent, broker, investment bankers, financial advisor, or other firm or Person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee ("Finder's Fees") in connection with any of the transactions contemplated by this Agreement, except Raymond James & Associates, Inc., whose fees and expenses will be paid by LSi at the Closing in accordance with LSi's agreement with such firm (copies of which have been delivered by LSi to Tickets.com prior to the date of this Agreement) subject to the provisions of Section 9.4 of this Agreement, and each of Tickets.com and LSi agree to indemnify and hold the other harmless from and against any and all claims, Liabilities, or obligations with respect to any other Finder's Fees asserted by any Person on the basis of any act or statement alleged to have been made by such party or its Affiliate.

        Section 7.6 Additional Agreements; Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, including, without limitation, the last sentence of Section 6.1(e) each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of the LSi Shareholders described in Section 7.1(a), including cooperating fully with the other parties. Without limiting the generality of the foregoing sentence, the parties shall provide all information and shall use their reasonable best efforts to obtain regulatory approvals or clearances to consummate the transactions contemplated by this Agreement. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities, and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement, in such capacity, shall use reasonable best efforts to take all such necessary action.

        Section 7.7 Public Announcements. Subject to applicable federal and state law, rules and regulations or on the advice of counsel, each of LSi and Tickets.com shall use its reasonable best efforts to develop a joint communications plan and each party shall use its reasonable best efforts to ensure that all press releases and other public statements with respect to the transactions contemplated by this Agreement shall be consistent with such joint communications plan or, to the extent inconsistent therewith, shall have received the prior written approval of the other.

        Section 7.8 Indemnification; Directors' and Officers' Liability Insurance. All rights to indemnification and/or reimbursement existing in favor of any present or former director, officer, or employee of LSi (an "Indemnified Party") as provided in (a) LSi's articles of incorporation or bylaws; (b) the certificate of incorporation, bylaws, or similar organizational documents of any of the LSi Subsidiaries; and (c) such related contracts as each is in effect prior to the date of this Agreement, shall survive the Merger with respect to matters occurring at or prior to the Effective Time including without limitation, those with respect to this Agreement. Tickets.com agrees that pursuant to the terms of the Merger such obligations and Liabilities with respect to indemnification and reimbursement of the Indemnified Parties shall become joint and several obligations and Liabilities of the Surviving Corporation and Tickets.com, and the Surviving Corporation shall as of the Effective Time assume entirely those obligations and Liabilities. For a period of six years after the Closing, the Surviving Corporation and Tickets.com shall cause to be maintained in effect, at no expense to the insured thereunder, the current policy or policies (hereinafter, the "Current Policy") of directors' and officers' liability insurance ("D&O Insurance") maintained by LSi for the benefit of the Indemnified Parties; however, (i) the Surviving Corporation shall have the right to substitute therefor a policy or policies that provide the same or greater limits of liability as the Current Policy and that provide, the same or greater coverage in all material respects (including, without limitation, extent and scope) as the Current Policy; and (ii) the D&O Insurance to be maintained during such six-year period shall cover only acts of the insured that occur on or prior to the Effective Time. In addition, the Surviving Corporation and Tickets.com specifically agree to indemnify the current directors of LSi from and against the entirety of any Adverse Consequences that the LSi directors may suffer that directly relate to claims made by or relating to Jackson International LLC if this Merger is consummated.

        Section 7.9 Confidentiality/Non-Disclosure; Non-Solicitation. Except for such disclosure to the parties' professional advisors as may be necessary or appropriate and such disclosure as may be required by court order or by any law or regulation to which a party is subject, the parties to this Agreement agree that they shall maintain in confidence the existence and terms of this Agreement and any of the terms and conditions of any of the transactions contemplated by this Agreement and shall refrain from using any Confidential Information, except in connection with their own (without disclosure to others) evaluation whether to enter into this Agreement, and no party will issue any press release or public statement concerning this Agreement or any of the transactions contemplated by this Agreement without the prior written consent of the other parties; provided, however, that LSi may make such disclosure as is required by law or on the advice of counsel. Upon the termination of this Agreement, each of the parties shall promptly deliver to the other parties all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

        Section 7.10 Loan to LSi. Promptly after the execution of this Agreement, LSi will execute and deliver to Tickets.com a secured promissory note and security agreement in the respective forms attached to this Agreement as
Exhibit 7.10(i) and 7.10(ii), respectively, whereupon Tickets.com will loan $600,000 to LSi, such funds to be applied by LSi as follows: (a) $325,000 to the payment of certain outstanding accounts payable which by their terms are due and payable; (b) up to $100,000 (plus accrued interest) to the repayment of loans made by RBB during June 1999 to LSi; and (c) the remainder to the immediate working capital needs of LSi. Thereafter and from time to time until the Closing, Tickets.com will loan LSi an aggregate of approximately $400,000 in installments as needed (which may or may not be equal in amount) to be used to fund the ongoing working capital needs of LSi (consistent with past practices); provided, however, that if the ongoing capital needs of LSi exceed $400,000 Tickets.com shall consider but shall have no obligation to make any additional loans to LSi.

                                  ARTICLE VIII
                                   CONDITIONS

        Section 8.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing of the following conditions:

               (a) Shareholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the LSi Shareholders at the Shareholders' Meeting or by written consent.

               (b) Other Approvals. Other than the filing provided for by
Section 2.1 and any filing pursuant to state takeover laws permitted to be filed after the Effective Time, all authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, the failure to obtain of which would have a Material Adverse Effect on Tickets.com and its Subsidiaries or the Surviving Corporation, in each case taken as a whole, shall have been filed, occurred, or been obtained.

               (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

        Section 8.2 Conditions to Obligations of Tickets.com. The obligations of Tickets.com to effect the Merger are subject to the satisfaction of the following conditions, unless waived by Tickets.com:

               (a) Representations and Warranties. The representations and warranties of LSi set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing as though made on and as of the Closing, except as otherwise contemplated by this Agreement; provided, however, if any such representation or warranty is already qualified by materiality, for purposes of determining whether this condition has been satisfied, such representation or warranty must be true and correct in all respects without regard to materiality. Tickets.com shall have received a certificate signed on behalf of LSi by an executive officer of LSi to such effect.

               (b) Performance of Obligations of LSi. LSi shall have performed in all material respects all obligations, agreements and covenants required to be performed by it under this Agreement at or prior to the Closing, and Tickets.com shall have received a certificate signed on behalf of LSi by an executive officer of LSi to such effect.

               (c) No Amendments to Resolutions. Neither the board of directors of LSi nor any committee thereof shall have amended, modified, rescinded, or repealed the resolutions adopted by such board on June 18, 1999 and shall not have adopted any other resolutions in connection with this Agreement and the transactions contemplated by this Agreement inconsistent with such resolutions.

               (d) Consents Under LSi Obligations. LSi shall have obtained the consent or approval of any Person whose consent or approval shall be required under any agreement or instrument in order to permit the consummation of the transactions contemplated by this Agreement except those which the failure to obtain would not, individually or in the aggregate, have a Material

Adverse Effect on Tickets.com and its Subsidiaries taken as a whole, with or without including its ownership of LSi after the Merger, or LSi.

        Section 8.3 Conditions to Obligations of LSi. The obligation of LSi to effect the Merger is subject to the satisfaction of the following conditions, unless waived by LSi:

               (a) Representations and Warranties. The representations and warranties of Tickets.com set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date as of the Closing as though made on and as of the Closing and except as otherwise contemplated by this Agreement); provided, however, if any such representation or warranty is already qualified by materiality, for purposes of determining whether this condition has been satisfied, such representation or warranty must be true and correct in all respects without regard to materiality. LSi shall have received a certificate signed on behalf of Tickets.com by an executive officer of Tickets.com to such effect.

               (b) Performance of Obligations of Tickets.com. Tickets.com shall have performed in all material respects all obligations, agreements and covenants required to be performed by them under this Agreement, including its funding commitments, at or prior to the Closing, and LSi shall have received a certificate signed on behalf of Tickets.com by an executive officer of Tickets.com to such effect.


                                   ARTICLE IX
                            TERMINATION AND AMENDMENT

        Section 9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time before the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement by the LSi Shareholders:

               (a) by written consent duly authorized by the boards of directors of both of Tickets.com and LSi:

               (b) by Tickets.com or LSi if either (i) the Effective Time shall not have occurred on or before October 31, 1999; however, the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date unless such failure has been outside the control of such party using its reasonable efforts; or (ii) there shall be any statute, law, ordinance, rule, or regulation that makes consummation of the Merger illegal or otherwise



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

prohibited or if any court of competent jurisdiction or Governmental Entity shall have issued an order, decree, or ruling or taken any other action restraining, enjoining, or otherwise prohibiting the Merger and such order, decree, ruling, or other action shall have become final and nonappealable, except such as have been sought by or on behalf of Tickets.com;

               (c) by Tickets.com, if (i) the board of directors of LSi withdraws, modifies, or changes its recommendation of this Agreement or the Merger, or shall have resolved to do any of the foregoing or the board of directors of LSi shall have recommended to the LSi Shareholders any Takeover Proposal or resolved to do so; or (ii) a tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of LSi is commenced, and the board of directors of LSi, within ten business days after such tender offer or exchange offer is so commenced, either fails to recommend against acceptance of such tender offer or exchange offer by the LSi Shareholders or takes no position with respect to the acceptance of such tender offer or exchange offer by the LSi Shareholders;

               (d) by LSi in order to accept an offer for, or to enter into a definitive agreement for a Takeover Proposal, upon one business day's prior written notice to Tickets.com setting forth, in reasonable detail, the identity of the Person proposing the Takeover Proposal and the terms and conditions of such Takeover Proposal, if, as a result of an unsolicited proposal for such Takeover Proposal, the board of directors of LSi, after advice of LSi's independent counsel (who may be LSi's regularly engaged independent legal counsel), determines in good faith that their legal or fiduciary duties under applicable law require that such Takeover Proposal be accepted; provided, however, that any termination of this Agreement by LSi pursuant to this Section 9.1(d) shall not be effective until LSi has made payment of the full fee required by Section 9.4(a) of this Agreement;

               (e) by either Tickets.com or LSi, if the Shareholders' Meeting of LSi shall have been held and the LSi Shareholders shall have failed to adopt this Agreement at such meeting (including any adjournment or postponement thereof);

               (f) by LSi, upon a breach of any representation, warranty, or agreement set forth in this Agreement such that the condition set forth in
Section 8.3(a) would not be satisfied (a "Terminating Tickets.com Breach"); however, if such Terminating Tickets.com Breach is curable by Tickets.com through the exercise of its commercially reasonable efforts and Tickets.com continues to exercise its commercially reasonable efforts, LSi may not terminate this Agreement under this Section 9.1(f) for a period of 30 days after LSi's delivery to Tickets.com of written notice setting forth in reasonable detail the circumstances giving rise to such Terminating Tickets.com Breach; or

               (g) by Tickets.com, upon a breach of any representation, warranty, or agreement set forth in this Agreement such that the condition set forth in Section 8.2(a) would not be satisfied (a "Terminating LSi Breach"); however, if such Terminating LSi Breach is curable by LSi through the exercise of its commercially reasonable efforts and LSi continues to exercise such commercially reasonable efforts, Tickets.com may not terminate this Agreement under this Section 9.1(g) for a period of 30 days from the date on which Tickets.com delivers to LSi written notice setting forth in reasonable detail the circumstances giving rise to such Terminating LSi Breach.

        Section 9.2 Amendment. This Agreement may be amended by the mutual agreement of the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the LSi Shareholders, but, after any such approval, no amendment shall be made that by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to this Agreement.

        Section 9.3 Extension; Waiver. At any time prior to the Effective Time, the parties to this Agreement, by action taken or authorized by their respective boards of directors may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; and (c) waive compliance with any of the covenants, agreements, obligations or conditions contained in this Agreement. Any agreement on the part of a party of this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

        Section 9.4 Fees and Expenses Upon Termination.

               (a) Termination Fee. LSi shall pay Tickets.com a fee of $250,000, which amount includes fees and expenses (the "Termination Fee"), if this Agreement is terminated:

                      (i) by LSi pursuant to Section 9.1(b)(i) and a Takeover Proposal, having a value per share of LSi Common Stock exceeding the value per share of LSi Common Stock as determined based on the Cash Consideration on the date of termination, shall have been consummated within 12 months of the date of this Agreement;

                      (ii) pursuant to Section 9.1(c);

                      (iii) pursuant to Section 9.1(d);

                      (iv) pursuant to Section 9.1(g) and a Takeover Proposal shall have been consummated within 12 months of the date of this Agreement.

               (b) Any payment required to be made pursuant to Section 9.4(a) shall be made as promptly as practicable but in any event not later than five business days after Tickets.com delivers a written request for such payment and shall be made by wire transfer of immediately available funds to an account designated by the recipient of such payment.

               (c) If the party obligated to make a payment pursuant to Section 9.4(a) or 9.4(b) fails to pay the entire amount of such payment when due, interest shall be paid on such unpaid amount, commencing on the date that the Termination Fee became due, at a daily rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate plus 2%, divided by 360.


                                    ARTICLE X
                                  MISCELLANEOUS

        Section 10.1 Nonsurvival of Representations, Warranties, and Agreements. None of the representations, warranties, and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 3.1, 3.2, 3.3, 7.4, 7.8 and 7.9.

        Section 10.2 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or by overnight courier, telecopied (if confirmed), or, three business days after having mailed, by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)    If to Tickets.com or the Company:

                      Tickets.com, Inc.
                      4675 MacArthur Court, Suite 1400
                      Newport Beach, California 92660
                      Attention:    Mr. John M. Markovich,
                                    Executive Vice President
                      Telecopy No.: (949) 862-5410
                      with a copy to:

                      Robert J. Grammig, Esquire
                      Holland & Knight LLP
                      400 North Ashley Drive, Suite 2300
                      Tampa, Florida 33602
                      Telecopy No.: (813) 229-0134

               (b)    if to LSi:

                      Lasergate Systems, Inc.
                      2189 Cleveland Street, Suite 230
                      Clearwater, Florida 33765
                      Attention:    Chief Executive Officer
                      Telecopy No.:  (727) 803-1590

                      with a copy to:

                      Mark S. Hirsch, Esquire
                      Parker, Chapin, Flattau & Klimpl, LLP
                      1211 Avenue of the Americas
                      New York, New York 10036-8735
                      Telecopy No.:  (212) 704-6288

        Section 10.3 Interpretation. When a reference is made in this Agreement to sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The parties acknowledge that they have each participated in the negotiation and drafting of this Agreement and this Agreement shall not be construed against either party as being the drafter of the Agreement.

        Section 10.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        Section 10.5 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior



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

agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement; and (b) except as otherwise contemplated in the covenants and agreements listed in Articles 6 and 7 (which covenants and agreements shall be enforceable by the Persons affected thereby following the Effective Time), are not intended to confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

        Section 10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Florida without regard to any applicable conflicts of law.

        Section 10.7 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part of this Agreement to be null, void, or unenforceable, or order any party to take any action inconsistent with this Agreement or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part of this Agreement or to any other remedy, including money damages for breach of this Agreement or of any other provision of this Agreement or part of this Agreement as a result of such holding or order.

        Section 10.8 Assignment. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties which consent cannot be arbitrarily withheld, except that the Company may assign, in its sole discretion, any or all of its rights, interests, and obligations under this Agreement to Tickets.com or to any direct or indirect wholly-owned Subsidiary of Tickets.com. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns.



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

        IN WITNESS WHEREOF, Tickets.com, the Company, and LSi have caused this Agreement to be executed on the date first written above.



LASERGATE SYSTEMS, INC.                      TICKETS.COM, INC.


By: /s/ Jacqueline E. Soechtig               By: /s/ John M. Markovich
    -------------------------------              -------------------------------
    Jacqueline E. Soechtig,                      John M. Markovich,
    Chairman and Chief Executive                 Executive Vice President
    Officer


                                             ADVANTIX ACQUISITION CORP.


                                             By: /s/ John M. Markovich
                                                 -------------------------------
                                                 John M. Markovich,
                                                 Executive Vice President



                                       39